EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com
Contact:
Jim Storey
Vice President — Investor Relations
BlueLinx Holdings Inc.
james.storey@bluelinxco.com
(770) 612-7169
BLUELINX NAMES INTERIM CFO
— SVP Steve Skinner to Assume Position Until New CFO Announced —
ATLANTA, December 27, 2006 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced that BlueLinx Senior Vice President Steve Skinner will serve as interim chief financial officer, effective January 1, 2007, until the company identifies its new chief financial officer. As previously announced, CFO David J. Morris will leave the company, effective December 31, 2006.
“Steve Skinner is an extremely capable senior manager who will oversee our financial team until we appoint a new CFO,” said Stephen E. Macadam, BlueLinx chief executive officer. “Our search is progressing well. We are working with an executive search firm and have identified and held conversations with a number of qualified candidates.”
Mr. Skinner joined BlueLinx in December 2005 as leader of the company’s newly created office of strategy management, overseeing strategy and business development. In this role, he supervises financial planning and analysis, process improvement, project management, mergers and acquisitions, real estate operations, marketing and communications. Mr. Skinner is a former principal with McKinsey & Co., a management consulting firm, and holds an MBA from Harvard Business School. Prior to joining BlueLinx, he was president and CEO of Peppers & Rogers Group, a firm focused on marketing, customer strategy and value creation.

About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people, BlueLinx offers 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is listed on the Fortune 500 ranking of the nation’s largest companies and its stock trades on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
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